Exhibit 99.1

New Media Completes the Sale of the Las Vegas Review-Journal for $140 million Resulting in an Approximate Gain of 69% and Announces Agreements to Purchase Two Media Assets with Total Purchase Price of $46.5 million; New Media LTM As Adjusted EBITDA Remains Largely Unchanged

NEW YORK, N.Y. December 11, 2015 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE:NEWM) today announced the sale of DB Nevada Holdings, Inc., publisher of the Las Vegas Review-Journal (“the Review-Journal”) and concurrently announced the agreement to acquire two local media assets in separate transactions.

•	Completed the sale of the Review-Journal and related publications for $140 million, or 7.0x LTM pro-forma As Adjusted EBITDA

•	Announced an agreement to purchase the Business Information Division of Dolan LLC (“Dolan” or “the Dolan assets”)

•	Reached an agreement to purchase substantially all of the publishing operations of a dominant, local daily newspaper

•	Pro-forma for all three transactions, New Media’s LTM As Adjusted EBITDA and free cash flow remains largely the same as reported in Q3 2015 at approximately $185 million and $144 million, respectively

•	The three transactions together will result in an increase of over $90 million of cash to the balance sheet

•	Over the next 12 months, New Media expects to have deployable capital which could add approximately $1.65 of incremental free cash flow per share, without raising additional equity, if invested at multiples generally consistent with our prior acquisitions(1)

“We are thrilled to announce these three transactions and believe they demonstrate our continued commitment and ability to generate substantial returns for our shareholders,” said Michael Reed, New Media’s President and CEO. “Although we are a net acquirer of local media businesses, we will opportunistically pursue transactions that are in the best interest of New Media’s shareholders.

“To date, New Media has announced 12 acquisitions for over $635 million, and more importantly, has remained a disciplined buyer of local media assets. Our portfolio, including the two announced purchases, has an average multiple of 3.9x the seller’s LTM As Adjusted EBITDA. Given our increased liquidity and our established track record of sourcing, valuing, integrating, and operating local media assets, we believe New Media is well positioned to continue to execute on all aspects of our strategy.”

Completed Sale of the Review-Journal and related publications for $140 million

New Media completed the sale of the Review-Journal and related publications to News + Media Capital Group LLC for $140 million, or 7.0x LTM pro-forma As Adjusted EBITDA. The sale, which was completed on December 10, 2015, will result in an estimated 69% gain on the transaction(2).

Michael Reed commented, “The Review-Journal continues to be the preeminent newspaper in Las Vegas providing in-depth coverage of community news. Over the past nine months, it has been a privilege working with the Review-Journal’s employees, and we know their award-winning journalistic reputation will continue under the new ownership.

“Although New Media was not actively looking to sell the newspaper, the decision was in the best interest of our shareholders. Looking ahead, we continue to believe we can execute on our acquisition strategy, acquiring local media assets at 3.5x to 4.5x the seller’s LTM As Adjusted EBITDA, despite the premium multiple being paid for a prized asset such as the Review-Journal.”

“We are delighted to have acquired the Review-Journal,” said Michael Schroeder of News + Media Capital Group LLC. “The Review-Journal is the leading newspaper in Las Vegas and Nevada, and we look forward to working with New Media to continue to grow this great publication. We believe good journalism is good business.”

New Media has been engaged by News + Media Capital Group LLC as the manager of the newspaper assets; however, terms of the management agreement have not been disclosed.

Announced an agreement to acquire the Business Information Division of Dolan LLC

Dolan, comprised of 39 print and online publications, is a leading provider of industry-specific news for the legal, financial, real estate, and government affairs sectors in the 17 markets it serves across the U.S. In addition to providing subscribers with content relevant to their daily professional activities, Dolan also develops, organizes, and produces events centered on awards and education seminars. Dolan’s audience of over 46,000 paid subscribers includes attorneys, judges, property owners, building contractors, and other business professionals.

“We are pleased to announce the agreement to acquire the Dolan assets and see a tremendous opportunity to leverage its publications and subscriber base across New Media’s footprint,” said Michael Reed. “In addition to the valuable content Dolan provides to its readership base, we believe their subscribers, which are predominately service oriented business owners, are the ideal customer for our fast-growing digital services business, Propel Marketing.”

Houlihan Lokey served as exclusive financial advisor to Dolan.

New Media anticipates both Dolan and the other local daily newspaper acquisition will close at the end of 2015 or in early 2016, subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of either closing.

1)	The incremental free cash flow per share included herein is a hypothetical value used for illustrative purposes only and derived from metrics in line with previous acquisitions.
2)	Based on internal estimates and management’s current expectations.

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of September 27, 2015, the Company operates in over 490 markets across 32 states. New Media’s portfolio of products, as of September 27, 2015, include over 575 community publications and over 490 related websites, serve more than 215,000 business advertising accounts and reach over 22 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA and free cash flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA and free cash flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing, closing and benefits of future acquisitions and dispositions, future deployable free cash flow, expected revenue trends and our ability to continue to grow free cash flow and, our dividend and deliver shareholder returns, and pursuing and completing future acquisition and strategic opportunities, the availability of such opportunities and the benefits associated with such opportunities, improving revenue trends driven by investments in digital and print initiatives, our ability to invest in such initiatives and the success of any such investments. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Sara Yakin, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Pro-Forma As Adjusted EBITDA for Las Vegas

(In thousands)

Twelve months ended September 27, 2015
Income (Loss) from continuing operations	$3,791
Depreciation and amortization	3,042

Adjusted EBITDA from continuing operations	6,833
Non-cash compensation and other expense	292
Integration and reorganization costs	108
Loss on sale of assets	(1)

As Adjusted EBITDA - Actual Results	7,232
Pro-forma As Adjusted EBITDA Adjustments and Pro-forma Synergies	12,911

Pro-forma As Adjusted EBITDA (1)	$20,143

(1)	Pro-forma As Adjusted EBITDA has been adjusted for quarters New Media did not own the Review-Journal and synergies realized to date.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Pro-Forma As Adjusted EBITDA

(In thousands)

Twelve months ended September 27, 2015
Income (Loss) from continuing operations	$22,700
Income tax expense	2,092
Loss on derivative instruments, included in Other income (1)	—
Loss on early extinguishment of debt	—
Amortization of deferred financing costs	2,693
Interest expense	26,518
Depreciation and amortization	61,930

Adjusted EBITDA from continuing operations	115,933
Non-cash compensation and other expense	16,292
Integration and reorganization costs	6,047
Loss on sale of assets	3,805

As Adjusted EBITDA - Actual Results	142,077
Interest Paid	(21,930)
Net capital expenditures	(8,378)
Pension payments in excess of pension expense	(1,292)
Cash Taxes	—

Free Cash Flow - Actual Results	110,477
Pro-forma As Adjusted EBITDA Adjustments	42,480

Pro-forma As Adjusted EBITDA (2)	184,557
Pro-forma Free Cash Flow Adjustments	(8,507)

Pro-forma Free Cash Flow (3)	$144,448

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(2)	Pro-forma As Adjusted EBITDA has been adjusted for quarters New Media did not own material acquisitions (Providence Journal, Halifax Media, Stephens Media, and Columbus) and synergies realized immediately upon acquisition.
(3)	Pro-forma free cash flow has been adjusted for quarters New Media did not own material acquisitions (Providence Journal, Halifax Media, Stephens Media, and Columbus) for capital expenditures and is also adjusted for current credit facility.